EXHIBIT 3.1

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Splash Beverage Group, Inc. Entity or Nevada Business Identification Number (NVID): NV20212273382
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Certificate of Designation of the Series A Preferred Stock of Splash Beverage Group, Inc.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X /s/ Robert Nistico Signature of Officer Date: 06/10/2025

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

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Revised: 8/1/2023

SPLASH BEVERAGE GROUP, INC.

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Splash Beverage Group, Inc., a Nevada corporation (the “Corporation”), that the following resolution was duly adopted by the board of directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes (“NRS”) on June 5, 2025, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.001 per share, which is designated as “Series A Preferred Stock,” with the rights, preferences, privileges and restrictions set forth therein.

WHEREAS, the Articles of Incorporation of the Corporation (as amended, the “Articles of Incorporation”), provides for a class of capital stock of the Corporation known as Preferred Stock, consisting of 5,000,000 shares, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more series, and further provides that the Board of Directors is expressly authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such shares, and to determine the rights (including but not limited to voting rights), preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation, (i) a series of Preferred Stock be, and hereby is, authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of one shares of Series A Preferred Stock (as defined below) and (iii) the Board of Directors hereby fixes the rights, preferences, privileges and restrictions of such share of Preferred Stock, in addition to any provisions

TERMS OF THE SERIES A

PREFERRED SHARES

Section 1. Designation, Amount and Par Value. The series of Preferred Shares created hereby shall be designated as the Series A Preferred Shares, and the number of shares so designated shall be one thousand (1,000). The Series A Preferred Shares shall each have a par value of $0.001 per share and will be uncertificated and represented in book-entry form.

Section 2. Dividends. No holder of any Series A Preferred Shares, as such, shall be entitled to receive dividends of any kind.

Section 3. Voting Rights. Except as otherwise provided by the NRS, a holder of any Series A Preferred Shares shall have the following voting rights:

3.1 Except as otherwise provided herein, each outstanding Series A Preferred Share shall have 25,000 votes. Each outstanding Series A Preferred Share shall vote together with the outstanding shares of common shares of beneficial interest, par value $0.001 per share (the “Common Shares”), of the Company as a single class exclusively with respect to an increase of the Company’s authorized shares. For the avoidance of doubt, except to the extent required under the NRS, no Series A Preferred Share, whether designated herein or after this date, shall be entitled to vote on any matter other than those enumerated in the foregoing sentence.

3.2 The Series A Preferred Shares shall be entitled to vote on the Applicable Proposals, but such voting rights are subject to, and such votes shall only be entitled to be cast in accordance with, the terms of that certain Subscription Agreement, dated as of June 10, 2025, between the Company and the holder of the Series A Preferred Shares.

Section 4. Rank; Liquidation and Other. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Series A Preferred Shares shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the stated value for each Series A Preferred Share before any distribution or payment shall be made to the holders of Common Shares or any shares of the Company, including any Series A Junior Preferred Shares, ranking junior to the Series A Preferred Shares then outstanding, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series A Preferred Shares shall be ratably distributed among the holders of the Series A Preferred Shares in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. As used herein, the term “Stated Value” per Series A Preferred Share means an amount equal to $0.01.

Section 5. Transfer. The Series A Preferred Shares may not be Transferred at any time prior to shareholder approval of the Applicable Proposals without the prior written consent of the Board. “Transferred” means, directly or indirectly, whether by merger, consolidation, share exchange, division, or otherwise, the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of the Series A Preferred Shares (or any right, title or interest thereto or therein) or any agreement, arrangement or understanding (whether or not in writing) to take any of the foregoing actions.

Section 6. Redemption.

6.1. The outstanding Series A Preferred Shares shall be redeemed in whole, but not in part, at the earliest of: (i) if such redemption is authorized and directed by the Board in its sole discretion, automatically and effective on such time and date specified by the Board in its sole discretion, (ii) automatically upon the approval by the Company’s shareholders of the increase of the authorized shares Proposal at any meeting of shareholders or (iii) immediately prior to the record date for the 2025 Annual Meeting of Shareholders of the Company (any such redemption pursuant to this Section 6.1, the “Redemption”). As used herein, the “Redemption Time” shall mean the effective time of the Redemption.

6.2. The Series A Preferred Shares redeemed in the Redemption pursuant to this Section 6 shall be redeemed in consideration for the right to receive an amount equal to $1.00 in cash (the “Redemption Price”) for each Series A Preferred Share that is owned of record as of immediately prior to the Redemption Time and redeemed pursuant to the Redemption, payable upon the Redemption Time.

6.3. From and after the time at which the Series A Preferred Shares are called for Redemption (whether automatically or otherwise) in accordance with Section 6.1, such Series A Preferred Shares shall cease to be outstanding, and the only right of the former holder of such Series A Preferred Shares, as such, will be to receive the applicable Redemption Price. Each Series A Preferred Share redeemed by the Company pursuant to these Articles Supplementary shall be automatically retired and restored to the status of an authorized but unissued Preferred Share upon such Redemption. Notice of a meeting of the Company’s shareholders for the submission to such shareholders of any proposal to approve the Applicable Proposals shall constitute notice of the Redemption of Series A Preferred Shares and result in the automatic Redemption of the Series A Preferred Shares at the Redemption Time pursuant to Section 6.1 hereof.

Section 7. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

SECOND: The Series A Preferred Shares have been designated and classified by the Board under the authority contained in the Declaration of Company.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall become effective to 4:15 P.M., Eastern Time, on June [_], 2025.

FIFTH: The undersigned Chief Executive Officer of the Company acknowledges these Articles Supplementary to be the Company act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Splash Beverage Group, Inc. has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer, and attested to by its Secretary, on this 10 day of June, 2025.

SPLASH BEVERAGE GROUP, INC.

By:	/s/ Robert Nistico
Name:	Robert Nistico
Title:	Chief Executive Officer

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